Exhibit 99.1

ImmunoGen and Sanofi Amend License Agreements

Amendments Grant Sanofi Exclusive, Fully-Paid Licenses to Selected Development Compounds

ImmunoGen to Receive $30 Million License Fee

WALTHAM, Mass.,  May 30, 2017 – ImmunoGen, Inc. (Nasdaq: IMGN), a leader in the expanding field of antibody-drug conjugates (ADCs) for the treatment of cancer, today announced that the Company and an affiliate of Sanofi have amended their license agreements covering all compounds in development by Sanofi using ImmunoGen’s technology.

Under the terms of the amended 2003 collaboration and license agreement, ImmunoGen has granted Sanofi a fully-paid, exclusive license to develop, manufacture, and commercialize the following experimental compounds in development: isatuximab (SAR650984), an unconjugated anti-CD38 antibody in Phase 3 development for relapsed and refractory multiple myeloma; SAR566658, an ADC targeting CA6 in Phase 2 development for triple negative breast cancer (TNBC); SAR408701, an anti-CEACAM5 ADC being studied for the treatment of solid tumors; and an additional ADC directed to an undisclosed target. ImmunoGen and Sanofi have also amended a separate 2013 exclusive license to grant Sanofi a fully-paid, exclusive license to develop, manufacture, and commercialize the experimental compound SAR428926, an anti-LAMP1 ADC being studied for the treatment of solid tumors.

As consideration for these amendments, ImmunoGen will receive a $30 million payment and has agreed to forego a limited co-promotion option in the U.S. with respect to the compounds covered by the 2003 agreement, as well as future milestones or royalties under both license agreements.

“Amending these agreements allows us to continue to focus on the development of our lead program, mirvetuximab soravtansine, while advancing our earlier-stage portfolio and further strengthening ImmunoGen’s cash position,” stated Mark Enyedy, president and chief executive officer of ImmunoGen. “We believe Sanofi possesses the right resources to complete the development of these innovative candidates and potentially bring them to patients around the globe.”

About ImmunoGen

ImmunoGen is a clinical-stage biotechnology company that develops targeted cancer therapeutics using its proprietary ADC technology. ImmunoGen's lead product candidate, mirvetuximab soravtansine, is in a Phase 3 trial for FRα-positive platinum-resistant ovarian cancer, and is in Phase 1b/2 testing in combination regimens for earlier-stage disease. ImmunoGen's ADC technology is used in Roche's marketed product, Kadcyla®, in three other clinical-stage ImmunoGen product candidates, and in programs in development by partners Amgen, Bayer, Biotest, CytomX, Lilly, Novartis, Sanofi and Takeda. More information about the Company can be found at www.immunogen.com.

Kadcyla® is a registered trademark of Genentech, a member of the Roche Group.

This press release includes forward-looking statements. For these statements, ImmunoGen claims the protection of the safe harbor for forward-looking statements provided by the Private Securities Litigation Reform Act of 1995. It should be noted that there are risks and uncertainties related to the development of novel anticancer products, including mirvetuximab soravtansine, and risks related to clinical studies, their timing and results. A review of these risks can be found in ImmunoGen's transition report on Form 10-K for the six-month transition period ended December 31, 2016 and other reports filed with the Securities and Exchange Commission.

ImmunoGen Contact

Monique Allaire

Thrust IR

617-895-9511

monique@thrustir.com

Robert Stanislaro

FTI Consulting, Inc.

212-850-5657

robert.stanislaro@fticonsulting.com